(d)(1)(A)(i)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

November 18, 2014

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement, dated May 7, 2013, between Directed Services LLC and Voya Investment Management Co. LLC (“VIM”), the sub-advisory fee for Voya High Yield Portfolio (the “Portfolio”), was reduced effective the close of business on February 4, 2014.  On November 18, 2014, VIM executed a new Sub-Advisory Agreement.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction), for the period from November 18, 2014 through May 1, 2016.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the close of business on February 4, 2014 expense reduction)

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Investors Trust.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:

Voya Investors Trust

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President